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S&P Global 55 Water Street New York, NY 10041

March 23, 2020

Dear Fellow Shareholder:

As people everywhere focus on stopping the spread of the coronavirus, I want to share with you the steps we’ve been taking to support our colleagues, customers and communities during this extraordinary time.

We began preparing to deal with the impact of the virus in January when our senior executive team formed a global steering committee. This team has been meeting daily and has demonstrated strong leadership to manage our response to rapidly evolving events. Additionally, local working groups headed by regional senior leaders who are closest to many of our employees, policymakers and customers have played a critical role in developing our plans.

Our Colleagues

The health of our 23,000 people around the globe is our top priority. To minimize their risk of exposure to COVID-19, we have:

•	Suspended virtually all business travel;
•	Instituted a mandatory work-from-home policy in high-risk locations across the Americas, Europe and Asia;
•	Responded quickly to address our people’s well-being; and
•	Enhanced the cleaning of our offices.

In addition, we continue to expand the range of solutions we offer to support our people and their families, including more flexible work times and telemedicine options.

Our Customers

We are in regular contact with our customers and we have been reviewing our business continuity plans to ensure our operations continue to run smoothly. This includes making sure we have contingencies in place to deal with any potential disruptions throughout the markets and with critical partners. We remain confident in our ability to deliver our products and services uninterrupted.

We also know that many customers and market participants are very interested in the impact COVID-19 is having on economies and markets. Our analysts, economists, reporters and researchers are covering the developments, and we have published their research on spglobal.com. And we continue to stay in close contact with regulators, policymakers and other government leaders to ensure they’re informed about our operations and the latest market information.

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During times like this – when economies and markets are under stress – our data, analytics and benchmarks are as essential as ever. Companies, governments and investors continue to turn to us for the insights they need to help them make critical decisions.

Our Communities

The S&P Global Foundation, our charitable giving arm, is responding in a variety of ways. For example, it will initially provide $2 million to support small businesses, help the hungry, provide medical supplies and meet other critical needs. As we move forward, the Foundation will identify more areas where it can partner with NGOs to deliver essential services to communities around the globe.

In addition, we are working with our global partners to determine the best ways to aid them as they adapt to the situation, and we’re supporting our people and communities through our Disaster Matching Gift Program and virtual volunteering opportunities.

Our Shareholders

With a severe global recession taking hold and credit pressure building, we know there are questions about the impact the coronavirus will have on our financial performance. It’s too early to say with specificity. What I can say now is that we are a resilient company with a diversified portfolio. We have a strong balance sheet, a highly valued brand, a great team and a proven, long-term business strategy.

Before closing, I want to thank our company’s tremendously talented people for their hard work and their ongoing commitment to serving global financial and commodity markets. This is a challenging time. It’s a time of extreme volatility and uncertainty. We’re confident in our ability to manage through the current environment and that we’re well positioned for the long term.

Thank you for your support.

Sincerely,

Douglas L. Peterson

President and CEO

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